Exhibit 99.1

NEWS BULLETIN FROM:	RE:	Headwaters Incorporated 10701 S. River Front Parkway, Suite 300 South Jordan, UT 84095 Phone: (801) 984-9400 NYSE: HW

FOR FURTHER INFORMATION

AT THE COMPANY: Sharon Madden Vice President of Investor Relations (801) 984-9400	ANALYST CONTACT: Tricia Ross Financial Profiles (310) 622-8226

FOR IMMEDIATE RELEASE

HEADWATERS INCORPORATED ANNOUNCES RESULTS

FOR FIRST QUARTER OF FISCAL 2016

•       Revenue Increased 9% to $218 Million

•       Adjusted EBITDA Increased 19% to $40 Million

•       Operating Income Increased 29% to $25 Million

•       Adjusted EPS Increased 65% to $0.28

SOUTH JORDAN, UTAH, February 2, 2016 (NYSE: HW) HEADWATERS INCORPORATED, a building products company dedicated to improving lives through innovative advancements in construction materials, today announced results for its first quarter of fiscal 2016.

First Quarter 2016 Highlights

•                  Revenue increased 9% to $218 million, including 8% organic growth

•                  Gross profit increased 15% and gross margin expanded by 150 basis points

•                  Adjusted EBITDA increased 19% and Adjusted EBITDA margin expanded by 150 basis points

•                  Building products revenue increased 12%, operating income increased 27%, and Adjusted EBITDA increased 21%

•                  Construction materials revenue increased 6%, operating income increased 26%, and Adjusted EBITDA increased 21%

•                  Completed four bolt-on acquisitions between September 2015 and January 2016

•                  Raising 2016 Adjusted EBITDA guidance to a range of $180 million to $200 million

CEO Commentary

“The strength that we experienced in the fourth quarter of fiscal 2015 continued into the first quarter of 2016, driven by strong volume in our building products segment and strong pricing in our construction materials segment. The combination of these two factors led to 8% organic revenue growth and 19% growth in Adjusted EBITDA,” said Kirk A. Benson, Chairman and Chief Executive Officer of Headwaters. “Typically margins are softer in the December and March quarters due to the seasonality of our markets. However, our consolidated Adjusted EBITDA margin expanded by 150 basis points from last year to a record 18.4% for a December quarter, and for our continuing business reached an all-time high for a twelve-month period at 18.8% for the trailing twelve months ended December 31. We anticipate continued margin expansion in 2016 compared to 2015, and several of our margin expansion opportunities will carry over into 2017. Our exceptional performance in the quarter, combined with four bolt-on acquisitions, enables us to raise 2016 Adjusted EBITDA guidance to a new range of $180 million to $200 million.

“While fly ash volumes were impacted by rain in the gulf coast during the quarter, demand for fly ash continues to be robust, and coupled with a favorable pricing environment, we were able to expand our Adjusted EBITDA margin by 300 basis points. We expect our 2016 construction materials margins will improve over 2015, led by product mix and pricing, and the first quarter was consistent with this trend. We continue to anticipate volume increases in the mid-single digits for the fiscal year as projects delayed by rain will be completed in subsequent quarters.

“We expect 2016 building products margin expansion to be driven by organic growth, continuous improvements, and synergies from bolt-on acquisitions.  During our first quarter of 2016, building products Adjusted EBITDA margins expanded by 140 basis points over last year.  We are optimistic that the bolt-on acquisitions completed over the past five months will lead to even further improvement in performance as we integrate these transactions into our operations.”

First Quarter Summary

Headwaters’ first quarter 2016 consolidated revenue increased by 9% to $218.4 million from $199.6 million for the first quarter of 2015, and gross profit increased by 15% to $64.3 million, compared to $55.7 million in 2015. Operating income improved from $19.2 million in 2015 to $24.8 million in 2016, and Adjusted EBITDA increased by $6.4 million to $40.2 million, or 19% over 2015.

First quarter adjusted income from continuing operations was $21.1 million, or $0.28 per diluted share in 2016, compared to $12.7 million, or $0.17 per diluted share in 2015, representing increases of 65% year-over-year. On an unadjusted basis, income from continuing operations was $12.9 million, or $0.17 per diluted share, for the first quarter of 2016, compared to $7.1 million, or $0.09 per diluted share, for the first quarter of 2015, representing increases of more than 80% year-over-year. Discontinued operations were immaterial in both the 2015 and 2016 quarters.  In addition to improvement in operations, income benefited from substantially lower interest expense due to 2015 debt refinancing and repayment.

First Quarter Business Segment Highlights

Business Segment	2016 Revenue	2016 Adjusted EBITDA	2016 Adjusted EBITDA Margin	2015 Adjusted EBITDA Margin
Building Products	$131.8 million	$24.9 million	18.9%	17.5%
Construction Materials	$86.0 million	$20.9 million	24.3%	21.3%

Business Segment	2016 Operating Income	2015 Operating Income	2016 Operating Income Margin	2015 Operating Income Margin
Building Products	$15.1 million	$11.9 million	11.5%	10.1%
Construction Materials	$17.0 million	$13.5 million	19.8%	16.6%

Building Products Segment

Headwaters’ building products segment is a national brand leader in innovative building products through superior design, manufacturing and channel distribution. The segment markets a wide variety of niche building products, including siding accessories, manufactured architectural stone, block and specialty roofing products.

Building products revenue increased 12%, from $117.5 million in the first quarter of 2015 to $131.8 million in the first quarter of 2016, including 9% organic growth. In the first quarter of 2016, gross profit increased 16% to $38.7 million from $33.3 million in 2015, and operating income increased 27% to $15.1 million from $11.9 million. Adjusted EBITDA in the first quarter of 2016 increased 21% from $20.6 million in 2015 to $24.9 million.

Organic revenue growth was driven primarily by volume increases in siding, stone, and block, as we experienced strong demand in all three product categories. We were especially pleased with the continued strength in our non-residential Texas markets, offsetting any impact from low oil prices on residential construction.  We are also expanding our product offering to include higher margin specialty block products with geographic reach beyond Texas, positioning our block group for growth in 2017.  Further, organic growth in our siding group was the strongest we have experienced since 2006 and may indicate an increase in exterior remodeling trends.

Revenue growth contributed to margin increases in the 2016 quarter, with gross margin increasing by 100 basis points, and operating and Adjusted EBITDA margins increasing by 140 basis points.  Also, several of our product groups continued to benefit from lower raw material, transportation and energy costs, which more than offset increased costs in other areas.

We have completed four additional bolt-on acquisitions in our building products segment through the end of January, including the small bolt-on block acquisition that we completed in September 2015.  Two of the acquisitions were in roofing and will strengthen our presence in both the niche composite and stone-coated metal categories. We anticipate strong synergies from these two acquisitions as we consolidate our manufacturing footprint, improving efficiencies and our cost structure. The fourth acquisition that we completed in January added decking and railing to our two-step core customer offering.  While the decking transaction is small, it provides us with an opportunity to expand distribution to existing customers, develop additional decking related products, and increase our product and manufacturing expertise.

Based on historical revenue information for the acquired businesses, we estimate a full year revenue impact of approximately $40 million.  The total purchase price for these acquisitions was approximately $65 million, and the purchase price before synergies as a multiple of historical annual EBITDA was in the range of 7x to 9x.

Construction Materials Segment

Headwaters Resources is the largest domestic manager and marketer of coal combustion products (CCPs), including fly ash. Utilization of these materials improves performance of concrete and concrete construction products while creating significant environmental benefits.

First quarter 2016 revenues increased by 6% to $86.0 million, compared to $81.4 million in 2015. Service revenue represented approximately 21% of total segment revenue for the first quarter of 2016, as compared to 23% for the first quarter of 2015. Service revenue was 21% for all of fiscal 2015. The increase in revenue is primarily attributable to positive pricing for high-value CCPs.

The weighted average increase in CCP net pricing was higher in the December quarter than in the September quarter, a trend that started in early fiscal 2015.  Year-over-year net pricing increases were nearly 8%, and we anticipate that the price increases will continue into the March quarter. The continued favorable pricing environment results from solid demand for high quality CCPs used to replace portland cement and continued resilience in portland cement demand and pricing.

Gross profit increased by 16% to $25.3 million in 2016, compared to $21.9 million in 2015, and gross margin increased by 260 basis points to 29.5%. Operating income increased $3.5 million, or 26%, from $13.5 million in 2015 to $17.0 million in 2016, with a 320 basis point increase in operating margin. Adjusted EBITDA increased $3.6 million from $17.3 million in 2015 to $20.9 million in 2016, or 21%. Adjusted EBITDA margin of 24.3% in the quarter represents an increase of 300 basis points as compared to last year, which was primarily attributable to the increase in revenues from high-value CCPs.

Other Matters

Our effective income tax rate for continuing operations for the 2016 fiscal year is currently estimated to be approximately 39%. In the prior year, our estimated effective income tax rate was approximately 10% because our net amortizable deferred tax assets were fully reserved, but in the September 2015 quarter we reversed most of the valuation allowance on NOL and tax credit carryforwards and certain other deferred tax assets. In the 2015 and 2016 December quarters, we also recorded $0.9 million and $2.9 million, respectively, of discrete income tax benefits.

Even though we are now recording income tax expense at a normalized rate of approximately 39%, until our NOL and tax credit carryforwards are exhausted, cash payments for income taxes are expected to be immaterial. For example, in 2016, we currently expect cash payments for income taxes to be approximately $5.0 million.  In our calculation of Adjusted Earnings Per Share, we are using cash taxes paid rather than accrued taxes at a normalized rate. As of December 31, 2015, we have a pre-tax NOL in the amount of approximately $146 million and unused tax credits of approximately $25 million, both of which can be carried forward for up to 20 years from the year they were generated.

Liquidity and Long-term Debt

The components of our long-term debt (reflected net of applicable discounts and debt issue costs) as of December 31, 2015, are shown in the following table:

(dollars in millions)	Amount Outstanding	Interest Rate	Maturity Date
Senior secured term loan	$413.8	LIBOR plus 3.50% (with 1.0% LIBOR floor)	March 2022
7-1/4% senior unsecured notes	148.0	7.25%	January 2019
Asset based loan facility ($70.0 million limit)	0.0	LIBOR plus 1.50%	March 2020
Total	$561.8

We had $115.6 million of cash and cash equivalents on hand at December 31, 2015, and total liquidity of approximately $174.8 million, which includes the impact of providing $8.8 million for letters of credit for various purposes. As of December 31, 2015, our net debt to Adjusted EBITDA ratio was 2.6x.

Outlook

“Positive 2015 trends continued in the first quarter of 2016, including strong demand and pricing for fly ash, growth in our repair and remodel siding accessory products, and a positive outlook for block and roofing that should continue well into 2017,” said Don P. Newman, Headwaters’ Chief Financial Officer.

“Due to our strong performance in the first quarter and the acquisitions that we recently closed, we are raising our Adjusted EBITDA guidance to a range of $180 to $200 million, representing growth of between 9% and 21% from 2015 levels. We continue to anticipate further margin expansion in 2016 as well as 2017, which reflects anticipated revenue growth coupled with our strong contribution margins, as well as synergies associated with our recent acquisitions.

“We anticipate generating free cash flow between $80 and $90 million in fiscal 2016, and continue to see opportunities to invest in growth capex and bolt-on acquisitions at returns well above our weighted average cost of capital. In addition to opportunities to invest in growth, our expected strong cash generation should enable Headwaters to continue to reduce its debt levels and strengthen its capital structure.”

Non-GAAP Financial Measures

Headwaters currently uses two non-GAAP financial measures: Adjusted EBITDA and Adjusted EPS. Headwaters defines Adjusted EBITDA as net income plus net interest expense, income taxes, depreciation and amortization, equity-based compensation, cash-based compensation tied to stock price, goodwill and other impairments, and other non-routine adjustments that arise from time to time, all as detailed in the table that follows. Headwaters currently defines Adjusted EPS as diluted EPS from continuing operations plus the effect of amortization expense related to acquired intangible assets and other non-routine adjustments that arise from time to time, again as detailed below.

Adjusted EBITDA and Adjusted EPS are used by management, investors and analysts to measure operating performance, as a supplement to our consolidated financial statements presented in accordance with generally accepted accounting principles (GAAP). Adjusted EBITDA is also used by management, investors and analysts as one measure of a company’s ability to service its debt and meet its other cash needs. Our presentations of Adjusted EBITDA and Adjusted EPS have limitations as analytical tools, and should not be considered in isolation, or as substitutes for analysis of our results as reported under GAAP. Because the definitions of Adjusted EBITDA and Adjusted EPS vary among companies and industries, our definitions of these non-GAAP financial measures may not be comparable to similarly-titled measures used by other companies.

Headwaters’ calculations of Adjusted EBITDA, trailing twelve months (TTM) Adjusted EBITDA and Adjusted EPS are reflected in the following tables. All amounts which follow are presented on a continuing operations basis and do not include the results from the discontinued coal cleaning business for any period.

Reconciliation of Income from Continuing Operations to Adjusted EBITDA

	Quarter Ended
(in millions)	12/31/2014	12/31/2015
Income from continuing operations (GAAP)	$7.1	$12.9
Non-controlling interest of subsidiary	(0.2)	(0.3)
Net interest expense	11.9	8.2
Income taxes	(0.2)	3.6
Depreciation, amortization, and equity-based compensation	13.4	14.4
Non-routine customer and business acquisition-related costs and adjustments	0.5	1.4
Cash-based compensation tied to stock price	1.3	0.0
Adjusted EBITDA	$33.8	$40.2

Segment Adjusted EBITDA

Building products	$20.6	$24.9
Construction materials	17.3	20.9
Energy technology	(1.2)	(1.3)
Corporate	(4.2)	(4.3)
Cash-based compensation tied to stock price	1.3	0.0
Adjusted EBITDA	$33.8	$40.2

TTM Adjusted EBITDA

	Twelve Months Ended
(in millions)	9/30/2014	9/30/2015	12/31/2015
Income from continuing operations (GAAP)	$16.5	$132.1	$137.9
Non-controlling interest of subsidiary	(0.8)	(0.9)	(1.0)
Net interest expense	46.3	64.2	60.5
Income taxes	3.6	(94.5)	(90.7)
Depreciation, amortization, and equity-based compensation	56.9	56.2	57.2
Non-routine customer and business acquisition-related costs and adjustments	6.1	1.8	2.3
Asset impairments, write-offs and other non-routine items	3.1	0.6	1.0
Cash-based compensation tied to stock price	6.1	6.1	4.8
TTM Adjusted EBITDA	$137.8	$165.6	$172.0

Segment TTM Adjusted EBITDA

Building products	$88.1	$101.9	$106.2
Construction materials	66.8	80.5	84.1
Energy technology	(2.0)	2.2	2.1
Corporate	(21.2)	(25.1)	(25.2)
Cash-based compensation tied to stock price	6.1	6.1	4.8
TTM Adjusted EBITDA	$137.8	$165.6	$172.0

Reconciliation of Diluted EPS from Continuing Operations to Adjusted EPS

	Quarter Ended
(in millions, except per-share amounts)	12/31/2014	12/31/2015
Numerator:
Reported numerator for diluted earnings per share from continuing operations in accordance with GAAP – income from continuing operations attributable to Headwaters Incorporated	$6.6	$12.6
Adjustments to numerator:
Amortization expense related to intangible assets	4.4	4.5
Non-routine customer and business acquisition-related costs and adjustments	0.5	1.4
Cash-based compensation tied to stock price	1.3	0.0
Income tax effect of above adjustments and reversal of non-cash income taxes	(0.1)	2.6
Total adjustments to income from continuing operations, net of income tax effect	6.1	8.5
Numerator for adjusted diluted earnings per share from continuing operations	$12.7	$21.1

Denominator:
Reported denominator for diluted earnings per share in accordance with GAAP and for adjusted earnings per share	75.3	75.4

Reported diluted income per share from continuing operations (GAAP)	$0.09	$0.17
Effect of adjustments on diluted income per share calculation	0.08	0.11
Adjusted diluted income per share from continuing operations (Adjusted EPS)	$0.17	$0.28

Conference Call

Management will host a conference call with a simultaneous web cast today at 11:00 a.m. Eastern Time, 9:00 a.m. Mountain Time to discuss the Company’s financial results and business outlook. The call will be available live via the Internet by accessing Headwaters’ web site at www.headwaters.com and clicking on the Investor Relations section. To listen to the live broadcast, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. There will also be corresponding slides with the webcast.  For those who cannot listen to the live broadcast, an online replay will be available for 90 days on www.headwaters.com, or a phone replay will be available through February 9, 2016, by dialing 877-344-7529 or 412-317-0088 and entering the pass code 10079987.

About Headwaters Incorporated

Headwaters Incorporated is improving lives through innovative advancements in construction materials through application, design, and purpose. Headwaters is a diversified growth company providing products, technologies and services to the construction materials and building products markets.  Through its coal combustion products, building products, and energy businesses, the Company has been able to improve sustainability by transforming underutilized resources into valuable products.  www.headwaters.com

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements relating to Headwaters’ operations that are based on management’s current expectations, estimates and projections about the industries in which Headwaters operates. Words such as “may,” “should,” “anticipates,” “expects,” “intends,” “plans,” “targets,” “forecasts,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets,” “goals,” “outlook” and similar expressions are intended to help identify such forward-looking statements. Forward-looking statements include Headwaters’ expectations as to the managing and marketing of coal combustion products, the production and marketing of building products, the sales to oil refineries of residue hydrocracking catalysts, the development, commercialization, and financing of new products and other strategic business opportunities and acquisitions, and other information about Headwaters which are not purely historical by nature, including those statements regarding Headwaters’ future business plans, the operation of facilities, the availability of feedstocks, and the marketability of the coal combustion products, building products and catalysts. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, many of which are beyond the Company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements. The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Headwaters undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing feedstock and energy prices; actions of competitors or regulators; technological developments; potential disruption of the Company’s production facilities, transportation networks and information technology systems due to war, terrorism, malicious attack, civil accidents, political events, civil unrest or severe weather; potential environmental liability or product liability under existing or future laws and litigation; potential liability resulting from other pending or future litigation; changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” in the Company’s Annual Report on Form 10-K, quarterly reports on Form 10-Q and other periodic reports. In addition, such results could be affected by general domestic and international economic and political conditions and other unpredictable or unknown factors not discussed in this press release which could have material adverse effects on forward-looking statements.

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per-share amounts)

	Quarter Ended December 31,
	2014	2015
Revenue:
Building products	$117,534	$131,845
Construction materials	81,404	85,998
Energy technology	659	575
Total revenue	199,597	218,418
Cost of revenue:
Building products	84,192	93,159
Construction materials	59,511	60,670
Energy technology	207	318
Total cost of revenue	143,910	154,147
Gross profit	55,687	64,271
Operating expenses:
Selling, general and administrative	32,029	34,882
Amortization	4,486	4,566
Total operating expenses	36,515	39,448
Operating income	19,172	24,823
Net interest expense	(11,952)	(8,217)
Other income (expense), net	(269)	(69)
Income from continuing operations before income taxes	6,951	16,537
Income tax benefit (provision)	200	(3,600)
Income from continuing operations	7,151	12,937
Loss from discontinued operations, net of income taxes	(67)	(216)
Net income	7,084	12,721
Net income attributable to non-controlling interest	(245)	(296)
Net income attributable to Headwaters Incorporated	$6,839	$12,425

Basic and diluted income per share attributable to Headwaters Incorporated:
From continuing operations	$0.09	$0.17
From discontinued operations	0.00	0.00
	$0.09	$0.17
Weighted average shares outstanding:
Basic	73,448	73,789
Diluted	75,328	75,365

Operating income (loss) by segment:
Building products	$11,948	$15,085
Construction materials	13,488	16,953
Energy technology	(1,611)	(1,721)
Corporate	(4,653)	(5,494)
Total	$19,172	$24,823

HEADWATERS INCORPORATED

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited)

(in thousands)

	September 30,	December 31,
	2015	2015
Assets:
Current assets:
Cash and cash equivalents	$142,597	$115,636
Trade receivables, net	134,384	93,399
Inventories	55,074	61,331
Other	12,156	8,075
Total current assets	344,211	278,441

Property, plant and equipment, net	185,718	186,231
Goodwill	178,199	225,022
Intangible assets, net	143,718	141,175
Deferred income taxes	92,852	86,418
Other assets	34,321	40,401
Total assets	$979,019	$957,688

Liabilities and Stockholders’ Equity:
Current liabilities:
Accounts payable	$25,306	$17,958
Accrued liabilities	104,325	79,142
Current portion of long-term debt	4,250	4,250
Total current liabilities	133,881	101,350

Long-term debt, net	558,080	557,555
Income taxes	6,590	2,031
Other long-term liabilities	30,186	32,974
Total liabilities	728,737	693,910

Redeemable non-controlling interest in consolidated subsidiary	12,431	12,372

Stockholders’ equity:
Common stock - par value	74	74
Capital in excess of par value	728,667	729,919
Retained earnings (accumulated deficit)	(489,889)	(477,464)
Treasury stock	(1,001)	(1,123)
Total stockholders’ equity	237,851	251,406
Total liabilities and stockholders’ equity	$979,019	$957,688